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                                      EXHIBIT 4-3
March 10, 1995



To the Lenders parties to the
  Credit Agreement referred to below



Ladies and Gentlemen:

We refer to the Revolving Credit Agreement dated as of March 29, 1993, as amended by the letter amendment, dated November 15, 1994 (as so amended, the "Credit Agreement"), among STA-RITE INDUSTRIES, Inc. (the "Borrower"), each of you as Lenders, and Citibank, N.A., as Agent. Unless otherwise defined herein, the terms, defined in the Credit Agreement shall be used herein as therein defined.

By letter to the Agent dated February 13, 1995, the Borrower requested a one-year extension of the Termination Date, to March 29, 1998, pursuant to Section
2.17 of the Credit Agreement. As required by Section 2.17, the Borrower subsequently delivered a certified copy of the unaudited consolidated financial statements of the Borrower for the fiscal year ending December 31, 1994 and the Borrower's officer's certificate. The Borrower has informed us that audited consolidated financial statements will be delivered to you during the week beginning March 13, 1995, in compliance with Section 2.17 of the Credit Agreement.

If you agree to the extension of the Termination Date requested by the Borrower, please evidence such agreement by dating, executing and returning the 8 enclosed counterparts of this letter on or before March 28, 1995 (the day immediately preceding the applicable Extension Date) to the Agent, in c/o King & Spaling, 120 West 45th Street, 32nd Floor, New York, New York 10036, Attention to Jeff
V. Nelson, who will distribute a fully executed counterpart for each of us upon his receipt thereof. The Termination Date will be extended only if each Lender agrees to the Borrower's request, and the Borrower has timely delivered the requisite audited financial statements, which financial statements may not differ materially (in the opinion of the agent and the Lenders) from the previously-delivered unaudited consolidated financial statements. The Agent will promptly inform all parties to the Credit Agreement whether the extension has been approved.

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To the Lenders Parties to the Credit Agreement
March 10, 1995
Page 2



This letter may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter.

           Very truly yours,

           CITIBANK, N.A., as Agent


           By  /ANITA j. BRICKELL
                                           ------------------------
                                             Anita J. Brickell
                                              Vice President

Agreed to:

CITIBANK, N.A.                             HARRIS TRUST AND SAVINGS BANK


By  /ANITA/ J. BRICKELL                    By      /ANDREW PETERS/
   ------------------------                  ------------------------
   Anita J. Brickell                         Andrew Peters
   Vice President                            Vice President

Date 03/29/95                              Date 03/28/95




FIRSTAR BANK MILWAUKEE, N.A.               M&I MARSHALL & ILSLEY BANK



By  /SANDRA HARTEG/                        By      /BRIAN CASPER/
   ------------------------                  -------------------------
   Sandra Hartag                             Brian Casper
   Vice President                            Vice President

Date 03/28/95                              Date 03/24/95